Exhibit 99.01

Press Release
www.shire.com

Notice of Redemption of U.S.$1,100,000,000 2.75 per cent. Convertible Bonds due 2014

December 16, 2013 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that, in accordance with the terms and conditions (the “Conditions”) of its U.S.$1,100,000,000 2.75 per cent convertible bonds due 2014 (ISIN – XS0299687482) (the “Bonds”), Bonds in an aggregate principle amount of U.S.$1,099,050,000 had been voluntarily converted into 33,806,464 ordinary shares of the Company during the Conversion Period.

The remaining outstanding Bonds in an aggregate principle amount of U.S.$950,000 will be redeemed pursuant to the Optional Redemption Notice dated November 26, 2013 in which the Company announced its intention to redeem any outstanding Bonds on December 27, 2013.

Notice is hereby given of the Company’s intention, following the redemption of the outstanding Bonds, to cancel the listing of the Bonds on the Official List maintained by the UK Listing Authority and the admission to trading of the Bonds on the Professional Securities Market of the London Stock Exchange on January 17, 2014 (being more than 20 business days after today's date).

This notification is being made in accordance with LR 5.2.8R.

Words and expressions defined in the Conditions have the same meaning herein.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal, Internal Medicine and Regenerative Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX